Exhibit 99.1
TIME INC. REPORTS THIRD QUARTER 2017 RESULTS
Operating Income Grows to $51 Million and Adjusted OIBDA Grows 15% Year-Over-Year to $115 Million
Generated 36% of Revenues from Digital and Brand Extensions & Other in the Third Quarter
Long-Term Growth Plan Enhanced by Successful Launch of Strategic Transformation Program
Management Reaffirms 2017 Outlook for Adjusted OIBDA
NEW YORK, November 9, 2017 - Time Inc. (NYSE:TIME) reported today financial results for the third quarter ended September 30, 2017.
Time Inc. President and CEO Rich Battista said, “We delivered strong operating and financial metrics in the third quarter despite the challenging print environment. Our Adjusted OIBDA of $115 million grew 15% and we continued to execute on our disciplined cost plan and grow our non-Magazines revenue. We expect revenue derived from Digital and Brand Extensions & Other sources to reach approximately $1 billion in 2017. In addition, our Free cash flow grew 18% to $73 million, our best quarterly result for this metric since 2014. During the third quarter, we successfully launched our Strategic Transformation Program to drive revenue optimization opportunities, new investments in key growth areas and more than $400 million of targeted run-rate cost savings. In October, we also closed on a series of refinancing transactions that extended our debt maturities and balanced our capital structure providing us with improved financial flexibility. Furthermore, we are reaffirming our 2017 Adjusted OIBDA Outlook of at least $400 million with a plan to be flat year-over-year.”
Battista continued: “Our new management team remains focused on executing effectively against our growth strategy to sustain the strength of our print products, increase our growing digital revenues and extend our brands through high-margin, high-value offerings. With monthly U.S. unique visitors reaching a record 139 million across Time Inc., we are committed to leveraging our massive scale and powerful brand portfolio to serve our consumers anytime, anywhere.”

Results Summary
In millions (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP Measures
Revenues	$679	$750	$2,009	$2,209
Operating income (loss)	51	(167)	(13)	(120)
Net income (loss) attributable to Time Inc.	13	(112)	(59)	(104)
Diluted EPS	0.14	(1.13)	(0.59)	(1.05)
Cash provided by (used in) operations	88	79	139	106

Non-GAAP Measures
Adjusted OIBDA	$115	$100	$226	$232
Adjusted Net income (loss)	37	33	32	44
Adjusted Diluted EPS	0.36	0.31	0.32	0.42
Free cash flow	73	62	83	28

The Company’s Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through V attached hereto. Management's Outlook does not include the impact of potential divestitures.

THIRD QUARTER RESULTS
Revenues decreased $71 million, or 9%, in the third quarter of 2017 from the year-earlier quarter to $679 million, reflecting declines in Print and other advertising and Circulation revenues, partially offset by growth in Digital advertising and Other revenues. The U.S. dollar relative to the British pound did not have a significant impact on Revenues for the quarter ended September 30, 2017.

Revenues Summary
In millions	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Print and other advertising	$237	$288	(18)%	$698	$857	(19)%
Digital advertising	132	129	2%	376	346	9%
Advertising revenues	369	417	(12)%	1,074	1,203	(11)%

Subscription	135	148	(9)%	416	463	(10)%
Newsstand	55	68	(19)%	169	210	(20)%
Other circulation	7	7	—%	24	24	—%
Circulation revenues	197	223	(12)%	609	697	(13)%

Other revenues	113	110	3%	326	309	6%

Total revenues	$679	$750	(9)%	$2,009	$2,209	(9)%

Advertising Revenues decreased $48 million, or 12%, in the third quarter of 2017 from the year-earlier quarter to $369 million, primarily due to a decrease in Print and other advertising revenues, driven by lower average price per page and fewer advertising pages sold as a result of the continuing secular trend of advertisers shifting spending from print to digital media. Digital advertising revenues increased $3 million, or 2%, primarily due to an increase in programmatic sales, including the favorable impact of an acquisition, native and branded content advertising and video. This increase was partially offset by significantly reduced revenue from one large customer and by lower display advertising. The U.S. dollar relative to the British pound did not have a significant impact on Advertising revenues for the quarter ended September 30, 2017.
Circulation Revenues decreased $26 million, or 12%, in the third quarter of 2017 from the year-earlier quarter to $197 million, as a result of the continued shift in consumer preferences from print to digital media. The U.S. dollar relative to the British pound did not have a significant impact on Circulation revenues for the three months ended September 30, 2017.
Other Revenues, which include branded book publishing, marketing and support services provided to third parties, events and licensing, increased $3 million, or 3%, in the third quarter of 2017 from the year-earlier quarter to $113 million, due to an increase in television, content licensing and syndication and growth in event revenues, partially offset by lower revenues due to the sale of INVNT (our event production subsidiary sold in July 2017). The U.S. dollar relative to the British pound did not have a significant impact on Other revenues for the three months ended September 30, 2017.
Sources of Revenues - Beginning this quarter, we are providing additional information about our revenues by source. Identified sources of revenues are (1) Magazines, (2) Digital, and (3) Brand Extensions & Other.

Sources of Revenues
In millions	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Magazines	$433	$506	(14)%	$1,300	$1,560	(17)%
Digital	165	160	3%	480	429	12%
Brand Extensions & Other	81	84	(4)%	229	220	4%

Total revenues	$679	$750	(9)%	$2,009	$2,209	(9)%

Magazines decreased by $73 million, or 14% in the third quarter of 2017 from the year-earlier quarter to $433 million, reflecting the continued secular shift in consumer preferences and advertiser spend from print to digital media. Magazines represented 64% of our total revenues for the three months ended September 30, 2017, as compared to 68% for the three months ended September 30, 2016. Magazines consists of revenues generated from the sale of printed magazines, bundled print and digital offers and magazine distribution, fulfillment and marketing services provided to third-party publishers.
Digital increased $5 million, or 3%, in the third quarter of 2017 from the year-earlier quarter to $165 million, primarily due to an increase in content licensing and syndication and Digital advertising, partially offset by a decline in revenues from our local media agency. Revenues from Digital sources represented 24% of our total revenues for the three months ended September 30, 2017, as compared to 21% for the three months ended September 30, 2016. Digital consists of revenues generated on digital platforms, such as Digital advertising (including programmatic, native and branded content and video), content licensing and syndication, digital-only subscriptions and digitally-transacted paid products and services.
Brand Extensions & Other decreased $3 million, or 4%, in the third quarter of 2017 from the year-earlier quarter to $81 million, primarily due to lower revenues related to the sale of INVNT and declines related to the timing of our event sponsorship revenues, partially offset by an increase in television licensing and other licensed product revenues. Brand Extensions & Other represented 12% of our total revenues for the three months ended September 30, 2017, as compared to 11% for the three months ended September 30, 2016. Brand Extensions & Other represents revenues generated by leveraging our brands and other intellectual property. Brand Extensions & Other consists of branded book publishing, including bookazines, events, brand licensing, and television licensing, as well as revenues from custom publishing, INVNT and other revenues.
Costs of Revenues and Selling, General and Administrative Expenses decreased $80 million, or 12%, in the third quarter of 2017 from the year-earlier quarter to $572 million. The decrease in Costs of revenues and Selling, general and administrative expenses was driven by savings from previously announced cost savings initiatives, lower circulation promotional expenses and reduced printing, production and distribution costs driven by lower paper volume and prices. Additionally, included in Selling, general and administrative expenses were $8 million and $2 million of Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs for the quarters ended September 30, 2017 and 2016, respectively. These costs have been excluded from our Adjusted OIBDA calculation. The U.S. dollar relative to the British pound did not have a significant impact on Costs of revenues and Selling, general and administrative expenses for the quarter ended September 30, 2017.
Restructuring and Severance Costs decreased $17 million to $26 million in the third quarter of 2017, primarily due to the costs of the realignment program to unify and centralize the editorial, advertising sales and brand development organizations that was announced in 2016 being greater than the costs incurred to implement previously announced cost savings initiatives and the strategic transformation program announced in August 2017.
Asset Impairments decreased $188 million to nil for the three months ended September 30, 2017, due to the impairment of a domestic tradename intangible recognized during the three months ended September 30, 2016.
(Gain) Loss on Operating Assets, Net was a gain of $4 million and $2 million for the three months ended September 30, 2017 and 2016, respectively. This increase was related primarily to the sale of INVNT.
Operating Income (Loss) was income of $51 million for the three months ended September 30, 2017 and loss of $167 million for the three months ended September 30, 2016. We recognized Asset impairments of $188 million, related primarily to a domestic tradename intangible, during the three months ended September 30, 2016.
Other (Income) Expense, Net was an expense of $6 million for the three months ended September 30, 2017 and $2 million for the three months ended September 30, 2016. The increase was primarily due to an other-than-temporary impairment of a cost-method investment during the three months ended September 30, 2016.
Adjusted OIBDA was $115 million and $100 million for the quarters ended September 30, 2017 and 2016, respectively.
Cash Provided By (Used In) Operations was an inflow of $88 million for the quarter ended September 30, 2017 versus an inflow of $79 million for the year-earlier quarter.
Free Cash Flow was an inflow of $73 million in the third quarter of 2017 versus an inflow of $62 million for the year-earlier quarter, reflecting primarily an increase in Cash provided by (used in) operations.
On November 9, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on November 30, 2017, payable on December 15, 2017.

Debt Obligations - On October 11, 2017, we completed the private offering of $300 million aggregate principal amount of 7.50% senior unsecured notes due in 2025 (the "7.50% Senior Notes") and entered into Amendment No. 1 (the “Amendment”) to our credit agreement dated April 24, 2014, governing the senior secured credit facilities.
Among other things, the Amendment (i) extended the maturity of the revolving credit facility from June 2019 to October 2022 and of the term loan from April 2021 to October 2024, or, in each case, if more than $100 million of the Company’s 5.75% senior notes due 2022 (the "5.75% Senior Notes") are outstanding on January 14, 2022 (the “Springing Maturity Date”), to the Springing Maturity Date, (ii) reduced the revolving credit commitments under the revolving credit facility from $500 million to $300 million (of which $185 million will be available for the issuance of letters of credit) and (iii) amended certain other provisions thereof.
The Company used the net proceeds from the offering of 7.50% Senior Notes, together with cash on hand, to (i) repay $200 million of the outstanding borrowings under the term loan, (ii) repurchase $100 million aggregate principal amount of the 5.75% Senior Notes in privately negotiated repurchases and (iii) pay fees and expenses of the transactions described above.
The Company completed this offering of the 7.50% Senior Notes and entered into the Amendment in order to (i) extend our debt maturity profile while remaining debt neutral, (ii) balance our capital structure by issuing fixed rate 7.50% Senior Notes to mitigate future variable interest rate volatility on our term loan (iii) take advantage of favorable market conditions, and (iv) reduce the size of the revolving credit facility.
CONFERENCE CALL WEBCAST
The Company’s conference call can be heard live at 8:30 am E.T. on Thursday, November 9, 2017.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations
Roger Clark (212) 522-1795
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES
Time Inc. utilizes Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA"), Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow, among other measures, to evaluate the performance of its business and its liquidity. We believe that the presentation of these measures helps investors to analyze underlying trends in our business and to evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market. We believe that these measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our liquidity and our ability to service our debt.
Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are that they do not reflect certain charges that affect the operating results of the Company's business and they involve judgment as to whether items affect fundamental operating performance.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow should be considered in addition to, not as a substitute for, the Company's Operating income (loss), Net income (loss) attributable to Time Inc., Diluted net income (loss) per common share and various cash flow measures (e.g., Cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.
In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.
ABOUT TIME INC.
Time Inc. (NYSE:TIME) is a leading multi-platform consumer media company that engages over 230 million consumers globally every month. The Company's influential brands include PEOPLE, TIME, FORTUNE, SPORTS ILLUSTRATED, INSTYLE, REAL SIMPLE, SOUTHERN LIVING and TRAVEL + LEISURE, as well as approximately 60 diverse international brands. Time Inc. offers marketers a differentiated proposition in the marketplace by combining its powerful brands, trusted content, audience scale, direct relationships with consumers and unique first-party data. The Company is home to growing media platforms and extensions, including digital video, OTT, television, licensing, international markets, paid products and services and celebrated live events, such as the TIME 100, FORTUNE Most Powerful Women, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsperson of the Year, the ESSENCE Festival and the FOOD & WINE Classic in Aspen.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$332	$296
Short-term investments	—	40
Receivables, less allowances of $185 and $203 at September 30, 2017 and December 31, 2016, respectively	409	543
Inventories, net of reserves	29	31
Prepaid expenses and other current assets	125	110
Total current assets	895	1,020

Property, plant and equipment, net	311	304
Intangible assets, net	799	846
Goodwill	2,048	2,069
Other assets	65	66
Total assets	$4,118	$4,305

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$535	$598
Deferred revenue	386	403
Current portion of long-term debt	7	7
Total current liabilities	928	1,008

Long-term debt	1,216	1,233
Deferred tax liabilities	185	210
Deferred revenue	76	86
Other noncurrent liabilities	333	328

Redeemable noncontrolling interests	1	—

Stockholders' equity
Common stock, $0.01 par value, 400 million shares authorized; 99.61 million and 98.95 million shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in capital	12,531	12,548
Accumulated deficit	(10,791)	(10,732)
Accumulated other comprehensive loss, net	(362)	(377)
Total Time Inc. stockholders' equity	1,379	1,440
Equity attributable to noncontrolling interests	—	—
Total stockholders' equity	1,379	1,440
Total liabilities and stockholders' equity	$4,118	$4,305

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Advertising
Print and other advertising	$237	$288	$698	$857
Digital advertising	132	129	376	346
Total advertising revenues	369	417	1,074	1,203
Circulation
Subscription	135	148	416	463
Newsstand	55	68	169	210
Other circulation	7	7	24	24
Total circulation revenues	197	223	609	697
Other	113	110	326	309
Total revenues	679	750	2,009	2,209
Costs of revenues
Production costs	141	154	422	478
Editorial costs	78	101	243	289
Other	60	71	198	185
Total costs of revenues	279	326	863	952
Selling, general and administrative expenses	293	326	938	1,048
Amortization of intangible assets	20	22	59	63
Depreciation	14	14	42	41
Restructuring and severance costs	26	43	73	54
Asset impairments	—	188	5	189
Goodwill impairment	—	—	50	—
(Gain) loss on operating assets, net	(4)	(2)	(8)	(18)
Operating income (loss)	51	(167)	(13)	(120)
Bargain purchase (gain)	—	—	—	(3)
Interest expense, net	16	16	50	51
Other (income) expense, net	6	2	10	9
Income (loss) before income taxes	29	(185)	(73)	(177)
Income tax provision (benefit)	16	(73)	(14)	(73)
Net income (loss)	13	(112)	$(59)	$(104)
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to Time Inc.	$13	$(112)	$(59)	$(104)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$0.14	$(1.13)	$(0.59)	$(1.05)
Weighted average basic common shares outstanding	99.86	99.64	99.74	99.43
Diluted net income (loss) per common share	$0.14	$(1.13)	$(0.59)	$(1.05)
Weighted average diluted common shares outstanding	100.12	99.64	99.74	99.43
Cash dividends declared per share of common stock	$0.04	$0.19	$0.27	$0.57

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash provided by (used in) operations	$88	$79	$139	$106
Cash provided by (used in) investing activities	(19)	(112)	(46)	(276)
Cash provided by (used in) financing activities	(6)	(43)	(58)	(229)
Effect of exchange rate changes on Cash and cash equivalents	—	—	1	(8)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	63	(76)	36	(407)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	269	320	296	651
CASH AND CASH EQUIVALENTS, END OF PERIOD	$332	$244	$332	$244

Schedule I
TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating income (loss)	$51	$(167)	$(13)	$(120)
Depreciation	14	14	42	41
Amortization of intangible assets	20	22	59	63
OIBDA(1)	85	(131)	88	(16)
Asset impairments	—	188	5	189
Goodwill impairment	—	—	50	—
Restructuring and severance costs	26	43	73	54
(Gain) loss on operating assets, net(2)	(4)	(2)	(8)	(18)
Other costs(3)	8	2	18	23
Adjusted OIBDA(4)	$115	$100	$226	$232
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)
(Gain) loss on operating assets, net reflects primarily the recognition of a gain on sale of certain of our titles and of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(3)
Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs.

Schedule II
TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(Unaudited; in millions)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss) attributable to Time Inc.	$29	$(16)	$13	$(185)	$73	$(112)
Asset impairments	—	—	—	188	(72)	116
Restructuring and severance costs	26	(9)	17	43	(14)	29
(Gain) loss on operating assets, net(1)	(4)	1	(3)	(2)	—	(2)
Cost-method investment impairment	4	—	4	—	—	—
Other costs(4)	8	(2)	6	2	—	2
Adjusted Net income (loss)(5)	$63	$(26)	$37	$46	$(13)	$33

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss) attributable to Time Inc.	$(73)	$14	$(59)	$(177)	$73	$(104)
Asset impairments	5	(2)	3	189	(72)	117
Goodwill impairment	50	(19)	31	—	—	—
Restructuring and severance costs	73	(25)	48	54	(18)	36
(Gain) loss on operating assets, net(1)	(8)	1	(7)	(18)	4	(14)
Bargain purchase (gain)(2)	—	—	—	(3)	—	(3)
(Gain) loss on extinguishment of debt(3)	—	—	—	(4)	2	(2)
Cost-method investment impairment	4	—	4	—	—	—
Other costs(4)	18	(6)	12	23	(9)	14
Adjusted Net income (loss)(5)	$69	$(37)	$32	$64	$(20)	$44
________________________

(1)
(Gain) loss on operating assets, net reflects primarily the recognition of a gain on sale of certain of our titles and of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(2)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes is included within Other (income) expense, net within the Statements of Operations.

(4)
Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted Net income (loss) is defined as Net income (loss) attributable to Time Inc. adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs; as well as the impact of income taxes on these items.

Schedule III
TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Diluted net income (loss) per common share	$0.14	$(1.13)	$(0.59)	$(1.05)
Asset impairments	—	1.16	0.03	1.17
Goodwill impairment	—	—	0.31	—
Restructuring and severance costs	0.17	0.28	0.48	0.35
(Gain) loss on operating assets, net(1)	(0.03)	(0.02)	(0.07)	(0.14)
Bargain purchase (gain)(2)	—	—	—	(0.03)
(Gain) loss on extinguishment of debt(3)	—	—	—	(0.03)
Cost-method investment impairment	0.03	—	0.03	—
Other costs(4)	0.05	0.02	0.13	0.15
Adjusted Diluted EPS(5)(6)	$0.36	$0.31	$0.32	$0.42
______________

(1)
(Gain) loss on operating assets, net reflects primarily the recognition of a gain on sale of certain of our titles and of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(2)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes is included within Other (income) expense, net within the Statements of Operations.

(4)
Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs; as well as the impact of income taxes on these items.

(6)
For periods in which we were in Net loss and Adjusted Net loss positions, we used the diluted shares from Diluted net income (loss) per common share in the calculation of Adjusted Diluted EPS, without giving effect to the impact of participating securities. For periods in which we were in Net loss and Adjusted Net income positions, we have used the expected diluted shares in the calculation of Adjusted diluted EPS as if we were in a Net income position.

Schedule IV
TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash provided by (used in) operations	$88	$79	$139	$106
Less: Capital expenditures	(15)	(17)	(56)	(78)
Free cash flow(1)	$73	$62	$83	$28
______________

(1)
Free cash flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures for the three and nine months ended September 30, 2017 reflect lower capital spending primarily due to the completion of the construction of our corporate headquarters in early 2016.

Schedule V
TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2017 OUTLOOK
(Unaudited; in millions)

Full Year 2017 Outlook Range
Adjusted OIBDA(1)	$400	to	$414
Asset impairments, Goodwill impairment, Restructuring and severance costs, (Gains) losses on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs
Unable to estimate beyond the $138 recognized from January 1, 2017 through September 30, 2017
OIBDA(2)	Unable to estimate
Amortization of intangible assets	~$75
Depreciation	~$60
Operating income (loss)	Unable to estimate
______________

(1)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs. Management's Outlook does not include the impact of potential divestitures.

(2)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.